An email to colleagues about our business from Steve Rusckowski

Colleagues,

The past few weeks have been a time of unprecedented challenges, and we have all seen the impact of the COVID-19 crisis on our families, colleagues, communities, and our business.

Thank you for the role you are playing in Quest Diagnostics’ efforts to bring more and more life-saving virus testing to the nation. To date Quest has performed nearly 800,000 tests, or about 40% of all testing by commercial labs. We are now preparing to offer antibody blood testing to identify people who have been exposed and built immunity.

However, as we reported on March 31, the increase in our COVID-19 testing has not nearly been enough to offset the significant reductions we have seen to Quest’s overall testing volumes, which declined by more than 40% in the last two weeks of March.

Quest is a vital part of the healthcare infrastructure in the United States, and we are managing the company for the realities of today, as well as the long term. In order to preserve cash and support the business as we navigate through the pandemic, we are taking a series of temporary actions that will impact all of us at Quest in some way.

My base pay as CEO will be reduced by 25% for the next 12 weeks, and each of the members of the company’s Board of Directors will forgo 25% of their cash compensation over the same period. Quest exempt employees also will take a temporary pay cut for 12 weeks, ranging from 20% for the most senior executives down to 5%, depending on level.

Other temporary changes include:

•	Suspending the company match for the 401(k) and Supplemental Deferred Compensation plans through the end of this year
•	Approving furloughs for employees with diminished work who have indicated interest to be at home, while the company continues to provide employee benefits and cover employee contributions; to date, more than 4,000 colleagues, or 9% of our workforce, have been enrolled
•	Reducing hours for non-exempt employees where possible and necessary as an opportunity to preserve jobs and maintain income for our colleagues; reducing overtime; freezing virtually all hiring and promotions; and dismissing temporary and contract workers

Importantly, none of these changes will impact our ability to deliver critical COVID-19 testing.

These are the temporary actions we need to take now to help us through the second quarter. After that time, we will evaluate what we need to do beyond that, if anything. While there’s a lot we can’t predict, I do know that when the crisis ends we will need our colleagues more than ever.

The challenges have brought us closer together, changing the way we work and collaborate, and making us a stronger team. We have become more agile, customer-focused and unified.

I’m very proud to be part of this team at this historic time. I know we will get through this together and emerge from the crisis stronger with substantial opportunities in front of us. Thank you for your contributions and the sacrifices you and your teams are making.

Stay safe and healthy.

Steve Rusckowski

Chairman, CEO and President

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